Exhibit 99.1

	Contact:	Mark Tripp
FOR IMMEDIATE RELEASE		Easton-Bell Sports, Inc.
(818) 902-5803
EASTON-BELL SPORTS, INC. REPORTS
2008 FINANCIAL RESULTS AND ANNOUNCES EARNINGS CALL
Easton-Bell Sports Reports a 9.1% Increase in Sales for Fourth Quarter 2008
Van Nuys, CA — February 26, 2009 — Easton-Bell Sports, Inc. (the “Company”), a leading designer, developer and marketer of innovative sports equipment, protective products and related accessories under authentic brands, will discuss its financial results for the fiscal year ended January 3, 2009 on a conference call to be held on Friday, February 27, 2009, beginning at 2:00 p.m. Eastern Standard Time.
Results for the Fourth Quarter and Fiscal Year 2008
The Company’s net sales of $169.2 million for the fourth quarter of fiscal 2008 increased $14.1 million, or 9.1% as compared to $155.1 million of net sales for the fourth quarter of fiscal 2007. For fiscal 2008, net sales increased $50.9 million, or 7.0% to $775.5 million, as compared to $724.6 million for fiscal 2007.
Team Sports net sales increased $4.7 million, or 5.6% for the fourth quarter of fiscal 2008, as compared to the fourth quarter of fiscal 2007. For fiscal 2008, Team Sports net sales increased $17.2 million, or 4.1% as compared to fiscal 2007. The increase in Team Sports net sales during the fourth quarter related to increased sales of baseball and softball products and football helmets and reconditioning services. For fiscal 2008, the Team Sports net sales increase was due to increased sales of baseball and softball products, ice hockey equipment and football helmets and reconditioning services.
Action Sports net sales increased $9.4 million, or 13.1% for the fourth quarter of fiscal 2008, as compared to the fourth quarter of fiscal 2007. For fiscal 2008, Action Sports net sales increased $33.7 million, or 10.9%, as compared to fiscal 2007. The increase in Action Sports net sales for both periods was due to increased sales of cycling helmets and accessories in both the Mass and Specialty channels and increased sales of snow sports and powersports helmets and eyewear in the Specialty channel.
The Company’s Adjusted EBITDA of $12.5 million for the fourth quarter of fiscal 2008 increased $4.8 million, or 62.4% as compared to $7.7 million of Adjusted EBITDA in the fourth quarter of fiscal 2007. For fiscal 2008, Adjusted EBITDA was $105.6 million, as compared to $96.9 million for fiscal 2007, an increase of $8.7 million, or 9.0%. “We are pleased with our fourth quarter results in a difficult economic environment and our ability to grow sales, profits and cash flow throughout 2008. As we move into 2009, key areas of focus will be to increase market share for the brands in our portfolio, control expenses and aggressively manage working capital,” said Paul Harrington, Easton Bell Sports, Inc. President and Chief Executive Officer. (A detailed reconciliation of net income to Adjusted EBITDA is included in the section entitled “Reconciliation of Non-GAAP Financial Measures”, which appears at the end of this press release).
The Company’s net income for fiscal 2008 was $13.4 million, as compared to $14.5 million of net income for fiscal 2007. The decrease in net income is primarily due to an increase in selling, general and administrative expenses related to spending on research and development, information technology and employee compensation, along with increased income tax expense and fiscal 2007 benefiting from a gain on the sale of property, plant and equipment, all of which were partially offset by sales growth.

Balance Sheet Items
Net debt totaled $414.6 million (total debt of $455.9 million less cash of $41.3 million) as of January 3, 2009, a decrease of $44.1 million, or 9.7% over such amount at December 29, 2007. The reduction in net debt is due to an increase in cash of $24.4 million, a decrease in debt and capital lease obligations of $14.2 million and a decrease in revolver borrowings of $5.5 million. Working capital as of January 3, 2009 was $282.9 million, as compared to $262.8 million as of December 29, 2007, with the increase primarily due to the positive results related to sales growth on the components of working capital.
About Easton-Bell Sports, Inc.
Easton-Bell Sports, Inc. is a leading designer, developer and marketer of innovative sports equipment, protective products and related accessories under authentic brands. The Company markets and licenses products under such well-known brands as Easton, Bell, Riddell, Giro and Blackburn. The Company’s products incorporate leading technology and designs and are used by professional athletes and enthusiasts alike. Headquartered in Van Nuys, California, the Company has twenty-nine facilities worldwide. More information is available at www.eastonbellsports.com.
“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995
This press release may include forward-looking statements that reflect the Company’s current views about future events and financial performance. All statements other than statements of historical facts included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events are forward-looking statements.
Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, the Company does not know whether its expectations will prove correct. They can be affected by inaccurate assumptions that the Company might make or by known or unknown risks and uncertainties including: (i) the level of competition in the sporting goods industry; (ii) legal and regulatory requirements, including changes in the laws that relate to use of our products and changes in product performance standards maintained by athletic governing bodies; (iii) the success of new products; (iv) whether we can successfully market our products, including use of our products by high profile athletes; (v) the Company’s dependence on and relationships with its major customers; (vi) fluctuations in costs of raw materials; (vii) risks associated with using foreign suppliers including increased transportation costs, potential supply chain disruption and foreign currency exchange rate fluctuations; (viii) the Company’s labor relations; (ix) departure of key personnel; (x) failure to protect the Company’s intellectual property or guard against infringement of the intellectual property rights of others; (xi) product liability claims; (xii) the timing, cost and success of opening or closing manufacturing facilities; (xiii) the Company’s level of indebtedness; (xiv) interest rate risks; (xv) the ability to successfully complete and integrate acquisitions and realize expected synergies; (xvi) an increase in return rates; (xvii) negative publicity about our products or the athletes that use them; (xviii) the seasonal nature of our business; (xix) failure to maintain an effective system of internal controls, and (xx) other risks outlined under “Risk Factors” in the Company’s 2008 Annual Report on Form 10-K.
These forward-looking statements are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Investors should not place undue reliance on any of the Company’s forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the Company’s expectations. The forward-looking statements in this press release speak only as of the date of this release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

EASTON-BELL SPORTS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share amounts)

	January 3,	December 29,
	2009	2007
ASSETS
Current assets:
Cash and cash equivalents	$41,301	$16,923
Accounts receivable, net	213,561	200,380
Inventories, net	147,163	135,335
Prepaid expenses	8,183	9,774
Deferred taxes	9,128	6,782
Other current assets	7,605	5,450

Total current assets	426,941	374,644
Property, plant and equipment, net	45,874	40,622
Deferred financing fees, net	12,055	15,633
Intangible assets, net	303,818	317,225
Goodwill	203,456	203,441
Other assets	5,501	4,925

Total assets	$997,645	$956,490

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$12,405	$3,350
Revolving credit facility	—	5,500
Current portion of capital lease obligations	22	21
Accounts payable	81,245	60,586
Accrued expenses	50,397	42,338

Total current liabilities	144,069	111,795
Long-term debt, less current portion	443,383	466,625
Capital lease obligations, less current portion	123	145
Deferred taxes	39,794	25,058
Other noncurrent liabilities	23,252	11,880

Total liabilities	650,621	615,503

Stockholder’s equity:
Common stock: $0.01 par value, 100 shares authorized, 100 shares issued and outstanding at January 3, 2009 and December 29, 2007	—	—
Additional paid-in capital	341,197	337,277
Retained earnings (deficit)	11,373	(2,040)
Accumulated other comprehensive (loss) income	(5,546)	5,750

Total stockholder’s equity	347,024	340,987

Total liabilities and stockholder’s equity	$997,645	$956,490

See notes to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2009.

EASTON-BELL SPORTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Amounts in thousands)

	Fiscal Year Ended	Fiscal Year Ended	Fiscal Year Ended
	January 3,	December 29,	December 30,
	2009	2007	2006
	(Amounts in thousands)
Net sales	$775,539	$724,639	$638,973
Cost of sales	509,127	475,656	426,109

Gross profit	266,412	248,983	212,864
Selling, general and administrative expenses	179,187	170,022	155,993
Management expenses	—	—	8,250
Restructuring and other infrequent expenses	492	589	908
Amortization of intangibles	13,407	13,220	12,572
Gain on sale of property, plant and equipment	—	(2,339)	—

Income from operations	73,326	67,491	35,141
Interest expense, net	41,909	41,590	42,401

Income (loss) before income taxes	31,417	25,901	(7,260)
Income tax expense (benefit)	18,004	11,432	(1,408)

Net income (loss)	13,413	14,469	(5,852)
Other comprehensive income (loss):
Foreign currency translation adjustment	(11,296)	5,511	(126)

Comprehensive income (loss)	$2,117	$19,980	$(5,978)

See notes to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2009.

Reconciliation of Non-GAAP Financial Measures
This press release contains certain financial measures which are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In this press release we have presented a financial measure called Adjusted EBITDA on an actual basis for fiscal 2008. Accordingly, our presentation of Adjusted EBITDA provides investors with information about the calculation of some of the financial covenants that are contained in our senior secured credit facility. Non-compliance with these financial covenants could result in a default, acceleration in the repayment of amounts outstanding under our senior secured credit facility and a termination of the lending commitments under our senior secured credit facility. Any acceleration in the repayment of amounts outstanding under our senior secured credit facility would result in a default under the indenture governing our outstanding senior subordinated notes. While an event of default under our senior secured credit facility or the indenture governing the notes is continuing, we would be precluded from, among other things, paying dividends on our capital stock or borrowing under the revolving credit facility.
The calculation of Adjusted EBITDA and a reconciliation of that measure to net income, the most comparable GAAP measure, for the fiscal year ended January 3, 2009 are set forth below (amounts in thousands):

Net income for fiscal 2008	$13,413
Interest expense, net	41,909
Provision for taxes based on income	18,004
Depreciation expense	12,215
Amortization expense	13,407

EBITDA for year 2008	$98,948

Non-cash compensation charges	3,920
Restructuring charges	492
Other allowable adjustments under the Company’s senior secured credit facility (1)	2,208

Adjusted EBITDA reported pursuant to the Company’s senior secured credit facility for fiscal 2008	$105,568

(1)	Represents actual expenses permitted to be excluded from EBITDA pursuant to the Company’s senior secured credit facility. Such amount represents (i) expenses paid in connection with employee recruitment, relocation and severance and (ii) expense reimbursements to our financial sponsors.
We believe Adjusted EBITDA is an important supplemental measure of operating performance. It eliminates items that have less bearing on our operating performance and thus highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures. We also believe that securities analysts, investors and other interested parties frequently use this financial measure in the evaluation of issuers, many of which present some form of Adjusted EBITDA when reporting their results (although we note that some issuers may define Adjusted EBITDA differently than we define it herein). In addition, our management uses Adjusted EBITDA in order to facilitate operating performance comparisons from period to period, prepare annual operating budgets and assess our ability to meet our future debt service, capital expenditure and working capital requirements and our ability to pay dividends on our capital stock.
Adjusted EBITDA should not be considered as an alternative to net income or operating income as a measure of operating results or cash flows as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. For example, it (i) does not reflect cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) does not reflect changes in, or cash requirements for, working capital needs; (iii) does not reflect interest expense, or the cash requirements necessary to service interest or principal payments on debt; (iv) excludes tax payments that represent a reduction in cash available; and (v) does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future. Despite these limitations, we believe that Adjusted EBITDA is useful for the reasons described above. To compensate for these limitations, however, we rely primarily on our GAAP results and use Adjusted EBITDA only as supplemental information.

Conference Call Webcast and Dial-in Information
Interested parties may listen to the conference call via webcast at http://phx.corporate-ir.net/playerlink.zhtml?c=190384&s=wm&e=2100315. In addition, interested parties may listen directly to the call by dialing 1-866-953-6855 (within the United States and Canada) or 1-617-399-3479 (outside the United States and Canada). The pass code for the call is 26554080. A replay of the call will be available on February 28 through March 6, 2009 by dialing 1-888-286-8010 (within the United States and Canada) or 1-617-801-6888 (outside the United States and Canada). The pass code for both replay phone numbers is 66133471.